Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-232144

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due October 6, 2022

Final Term Sheet dated June 30, 2021 to Pricing Supplement dated June 30, 2021 (the “PS”)

Summary of Terms

Issuer	Barclays Bank PLC
Term	Approximately 1.25 years
Reference Asset	iShares® Global Clean Energy ETF (Bloomberg ticker symbol “ICLN”) (the “Fund”)
Pricing Date	June 30, 2021
Issue Date	July 6, 2021
Calculation Day	September 29, 2022
Stated Maturity Date	October 6, 2022
Original Offering Price[1]	$1,000 per security (100% of par)
Maturity Payment Amount	See “Calculation of the Maturity Payment Amount” on page 3 of this final term sheet.
Starting Price	$23.46 (the fund closing price of the Fund on the pricing date)[2]
Ending Price	The fund closing price of the Fund on the calculation day[2]
Maximum Return	10.00% of the original offering price ($100.00 per security)
Threshold Price	$21.114 (90% of the starting price)
Participation Rate	200%
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06748ETB9 / US06748ETB91
Agent Discount	2.275%; dealers, including those using the trade name Wells Fargo Advisors (WFA), will receive a selling concession of 1.25% and WFA will receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.10% for marketing and other services.

Investment Description

•	Linked to the iShares® Global Clean Energy ETF

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from the starting price to the ending price.

The maturity payment amount will reflect the following terms:

o	If the value of the Fund increases:

You will receive the original offering price plus 200% participation in the upside performance of the Fund, subject to a maximum return at maturity of 10.00% of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,100.00 per security.

o	If the value of the Fund remains flat or decreases but the decrease is not more than 10%:

You will be repaid the original offering price.

o	If the value of the Fund decreases by more than 10%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the value of the Fund in excess of 10%.

•	Investors may lose up to 90% of the original offering price.

•	Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described in the PS) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in the PS and “Risk Factors” in the accompanying prospectus supplement.

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

[1] The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is $966.70 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-5 of the PS.

2 For information regarding how the “fund closing price” is determined, please see “Terms of the Securities” in the accompanying PS.

THIS FINAL TERM SHEET SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT, PROSPECTUS SUPPLEMENT ADDENDUM, UNDERLYING SUPPLEMENT AND PS. The securities will have the terms specified in the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019, as supplemented or superseded by the PS. The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PS.

Hypothetical Payout Profile

The profile to the right is based on a maximum return of 10.00% of the original offering price or $100.00 per security, a participation rate of 200% and a threshold price equal to 90% of the starting price.

For purposes of the following graph, “Fund return” means the percentage change from the starting price to the ending price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending price	Percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
$175.00	75.00%	$1,100.00	10.00%
$150.00	50.00%	$1,100.00	10.00%
$140.00	40.00%	$1,100.00	10.00%
$130.00	30.00%	$1,100.00	10.00%
$120.00	20.00%	$1,100.00	10.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,100.00	10.00%
$102.50	2.50%	$1,050.00	5.00%
$101.00	1.00%	$1,020.00	2.00%
$100.00(1)	0.00%	$1,000.00	0.00%
$99.00	-1.00%	$1,000.00	0.00%
$97.50	-2.50%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$89.00	-11.00%	$990.00	-1.00%
$75.00	-25.00%	$850.00	-15.00%
$50.00	-50.00%	$600.00	-40.00%
$25.00	-75.00%	$350.00	-65.00%
$0.00	-100.00%	$100.00	-90.00%

Each security has an original offering price of $1,000.

(1) The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price is set forth under “Summary of Terms” above. For historical closing prices of the Fund, see the historical information set forth under the section titled “The iShares® Global Clean Energy ETF” in the accompanying PS.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual maturity payment amount and the resulting pre-tax rate of return will depend on the actual starting price and actual ending price. There can be no prediction of the fund closing price of the Fund on any day during the term of the securities, including on the calculation day.

Calculation of the Maturity Payment Amount

The maturity payment amount per security will be determined as follows:

•	If the ending price is greater than the starting price, the maturity payment amount will be equal to $1,000 plus the lesser of:

(i)

(ii)	the maximum return

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the maturity payment amount will be equal to $1,000

•	If the ending price is less than the threshold price, the maturity payment amount will be equal to $1,000 minus

If the ending price is less than the threshold price, you will lose up to 90% of the original offering price of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the securities held by the Fund. You should carefully review the risk disclosures set forth under the “Risk Factors” section of the prospectus supplement and the “Selected Risk Considerations” section in the accompanying PS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PS.

•	If The Ending Price Is Less Than The Threshold Price, You Will Lose Up To 90% Of The Original Offering Price Of Your Securities At Maturity.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Held by The Fund.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Ending Price Is Not Based On The Fund Closing Price At Any Time Other Than The Calculation Day.

•	Owning The Securities Is Not Equivalent To Owning The Fund, The Securities Held By The Fund Or The Securities Composing The Underlying Index.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Securities Are Subject To Risks Associated With The Clean Energy Sector.

•	There Is No Guarantee That The Fund Will Provide Exposure To Companies That Exhibit Positive Or Favorable Clean Energy Characteristics.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

•	There Are Risks Associated With Emerging Markets.

•	The Securities Are Subject To Currency Exchange Risk With Respect To The U.S. Dollar And The Non-U.S. Currencies Represented In The Fund.

•	Governmental Legislative Or Regulatory Actions, Such As Sanctions, Could Adversely Affect Your Investment In The Securities.

•	Certain Features Of Exchange-Traded Funds Will Impact The Value Of The Securities.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments.

•	The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-10 of the accompanying PS and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled “The iShares® Global Clean Energy ETF” in the PS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this final term sheet relates. Before you invest, you should read the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021, the underlying supplement dated August 1, 2019, the PS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Consult your tax advisor

Investors should review carefully the accompanying PS, prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

As used in this final term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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